SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 12, 2007 (April 10, 2007)

MARQUEE HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-122636	77-0642885
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

920 Main Street, Kansas City, Missouri 64105
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (816) 221-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02   Non-Reliance on Previously Issued Financial Statements or a Related Report or Completed Internal Review

(a)  On April 10, 2007, the Audit Committee of the Board of Directors of Marquee Holdings Inc. (the “Company”) determined that the Company would restate its previously issued financial statements for the fiscal year ended March 30, 2006 appearing in its 2006 Form 10-K, and its Form 8-K filed on February 23, 2007, and for the first three fiscal quarters of fiscal year 2006 and the first three fiscal quarters of fiscal year 2007 appearing in its Form 10-Q’s for the quarters ended June 29, 2006, September 28, 2006 and December 28, 2006 (the “Form 10-Q’s”).

The restatement primarily relates to errors associated with the Company’s accounting for certain shares and option awards. The errors relate to the mark-to-market accounting and classification as liabilities of certain management purchased shares and stock option awards and put rights on shares held by management.

For fiscal year 2006, additional stock compensation expense will be recorded thereby increasing our net loss for these periods. The impact, net of tax, was $0, $1,269,000, $172,000 and $2,567,000 for the 13 week periods ended June 30, 2005, September 29, 2005, December 29, 2005 and March 30, 2006 respectively. The impact, net of tax, for the fiscal year ended March 30, 2006 was $4,008,000. For fiscal year 2007, stock compensation expense will be reduced by $683,000 and $26,000 for the 13 week periods ended June 29, 2006 and September 28, 2006, respectively. For the 13 weeks ended December 28, 2006, stock compensation expense will be increased by $709,000. The impact for the 39 weeks ended December 28, 2006 is $0.

The Company will file amendments to the Form 10-K, Form 8-K and Form 10-Q’s, which will reflect all necessary adjustments to reverse the mark-to-market effects related to the items discussed above.  Accordingly, the previously issued financial statements specified above should no longer be relied upon. The Company intends to file these amendments within the next five business days.

The Audit Committee of the Company’s Board of Directors has discussed the matters identified in this filing with the Company’s independent registered public accountants, PricewaterhouseCoopers LLP.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2007	MARQUEE HOLDINGS INC.

	By:	/s/ Craig R. Ramsey
	Name:	Craig R. Ramsey
	Title:	Executive Vice President and Chief
Financial Officer